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Exhibit 3.1

CERTIFICATE OF FORMATION

OF

BROOKFIELD FINANCE II LLC

Under Section 18-201 of the Delaware
Limited Liability Company Act

        The undersigned, being a natural person of at least eighteen (18) years of age and acting as the authorized organizer of the limited liability company hereby being formed under Section 18-201 of the Delaware Limited Liability Company Act, certifies that:

        FIRST: The name of the limited liability company is: Brookfield Finance II LLC.

        SECOND: The registered office of Brookfield Finance II LLC in the State of Delaware is located at 251 Little Falls Drive, in the City of Wilmington, County of New Castle, 19808. The name of the registered agent at such address upon whom process against Brookfield Finance II LLC may be served is Corporation Service Company.

        IN WITNESS WHEREOF, I have executed this certificate and do hereby affirm the foregoing as true under the penalties of perjury, this 24th day of September, 2020.

By:	/s/ Steven Bentsianov Name: Steven Bentsianov Title: Authorized Person

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  Exhibit 3.1
CERTIFICATE OF FORMATION OF BROOKFIELD FINANCE II LLC
Under Section 18-201 of the Delaware Limited Liability Company Act